EXHIBIT 9



                       NEXTLINK COMMUNICATIONS, INC.

         CERTIFICATE OF DESIGNATION OF THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF SERIES G CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF (1)

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1    This form assumes consummation of the Merger prior to the Closing. If the Merger does not occur prior to the Closing, appropriate adjustments to this form will be made.


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                       Pursuant to Section 151 of the
              General Corporation Law of the State of Delaware
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          NEXTLINK Communications, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors is authorized to issue Preferred Stock of the Corporation in one or more series and the Special Committee of the Board of Directors, as authorized by the Board of Directors, has duly approved and adopted the following resolution on June 14, 2000 (the "Resolution"):

               RESOLVED that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Special Committee, as authorized by the Board of Directors, hereby creates, authorizes and provides for the issuance of a series of the preferred stock of the Corporation, par value $.01 per share (such preferred stock designated as the "Series G Cumulative Convertible Participating Preferred Stock"), consisting of 268,750 shares and having the powers, designation, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

          1. Number and Designation. 268,750 shares of the Preferred Stock of the Corporation shall constitute a series designated as "Series G Cumulative Convertible Participating Preferred Stock" (the "Series G Preferred Stock").

          2. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

          "Board of Directors" means the Board of Directors of the Corporation.

          "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York City, New York generally are authorized or required by law or other governmental actions to close.

          "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of such person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights (other than any evidence of indebtedness), warrants or options exchangeable for or convertible into such capital stock.

          "Change of Control" will be deemed to have occurred at such time as any of the following occur: (i) any person or any persons acting together that would constitute a "group" for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto (other than Eagle River, Craig O. McCaw, Wendy P. McCaw and their respective affiliates or an underwriter engaged in a firm commitment underwriting on behalf of the Corporation), shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) more than 50% of the aggregate voting power of all classes of Voting Stock of the Corporation, (ii) neither Mr. Craig O. McCaw nor any person designated by him to the Corporation as acting on his behalf shall be a director of the Corporation, or (iii) from and after the date on which the Corporation has redeemed indefeasibly or defeased in full its obligations in respect of its 12-1/2% Senior Notes due April 15, 2006 or defeased the covenants applicable thereto in accordance with their terms, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of the Corporation was proposed by a vote of a majority of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

          "Class A Common Stock" means any shares of the Corporation's Class A Common Stock, par value $.02 per share, now or hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Corporation which may be exchanged for or converted into Class A Common Stock, any and all securities of any kind whatsoever of the Corporation which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Class A Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Corporation or otherwise.

          "Common Stock" means the Corporation's Class A Common Stock, the Corporation's Class B Common Stock, par value $.02 per share, and any other common stock of the Corporation.

          "Current Market Price" means the average of the daily Market Prices of the Common Stock for ten consecutive trading days immediately preceding the date for which such value is to be computed.

          "Eagle River" means Eagle River Investments, L.L.C., a limited liability company formed under the laws of the State of Washington.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

          "Issue Date" means the original date of issuance of shares of Series G Preferred Stock.

          "Liquidation Preference" with respect to a share of Series G Preferred Stock means, as at any date, the sum of (i) $1,000.00 plus (ii) any Special Amount with respect to such share plus (iii) an amount equal to any accrued and unpaid Preferred Dividends (as defined in paragraph 4(a) below) with respect to such share from the last Dividend Payment Date through such date.

          "Market Price" means, with respect to the Common Stock, on any given day, (i) the price of the last trade, as reported on the Nasdaq National Market, not identified as having been reported late to such system, or (ii) if the Common Stock is so traded, but not so quoted, the average of the last bid and ask prices, as those prices are reported on the Nasdaq National Market, or (iii) if the Common Stock is not listed or authorized for trading on the Nasdaq National Market or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors of the Corporation.

          "Merger Agreement" means the Amended and Restated Agreement and Plan of Merger and Share Exchange Agreement, dated as of May 10, 2000, by and among Concentric Network Corporation, the Corporation, Eagle River, Craig O. McCaw and NM Acquisition Corp.

          "Net Realizable FMV" means, with respect to a share of Common Stock, if calculable, the amount of gross proceeds net of underwriters' discounts, commissions or other selling expenses received by or to be received by the holder in connection with the sale of such share of Common Stock on a when issued basis or immediately after the conversion or, in all other cases, an amount equal to 97% of the Current Market Price of the Common Stock.

          "Preference Amount" with respect to a share of Series G Preferred Stock means, as at any date, the sum of (i) $706.9767 plus (ii) any Special Amount, whether or not declared, with respect to such share plus (iii) an amount equal to any accrued and unpaid Preferred Dividends with respect to such share from the last Dividend Payment Date through such date.

          "Series C Designation" means the Certificate of Designation for the Series C Preferred Stock, as amended.

          "Series C Preferred Stock" means the Series C Cumulative Convertible Participating Preferred Stock, par value $.01 per share, of the Corporation.

          "Series D Designation" means the Certificate of Designation for the Series D Preferred Stock, as amended.

          "Series D Preferred Stock" means the Series D Convertible Participating Preferred Stock, par value $.01 per share, of the Corporation.

          "Series H Designation" means the Certificate of Designation for the Series H Preferred Stock.

          "Series H Preferred Stock" means the Series H Convertible Participating Preferred Stock, par value $.01 per share, of the Corporation.

          "Special Amount" with respect to a share of Series G Preferred Stock shall mean all dividends and other amounts which have become payable in respect of such share under paragraph 4(a) but which have not been paid. The Special Amount with respect to any such share shall be reduced by the amount of any such dividends and other amounts actually paid in respect of such share under paragraph 4(c).

          "Voting Stock" means, with respect to any person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such person.

          3. Rank. (a) The Series G Preferred Stock and Series H Preferred Stock each will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to the Corporation's Series B Cumulative Convertible Preferred Stock, par value $.01 per share, the Corporation's Series F Convertible Redeemable Preferred Stock, par value $.01 per share, all classes of Common Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board of Directors of the Corporation the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Series G Preferred Stock and Series H Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as "Junior Securities"); (ii) on a parity with the Series C Preferred Stock, the Series D Preferred Stock and each class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board of Directors of the Corporation, the terms of which expressly provide that such class or series will rank on a parity with the Series G Preferred Stock and Series H Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Securities"); and (iii) junior to the Corporation's Series A Exchangeable Redeemable Preferred Shares, par value $.01 per share (the "Senior Exchangeable Redeemable Preferred Shares"), the Corporation's Series E Redeemable Exchangeable Preferred Stock, par value $.01 per share, and to each class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board of Directors of the Corporation in accordance with Section 9(d) hereof, the terms of which expressly provide that such class or series will rank senior to the Series G Preferred Stock and Series H Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Securities"); provided that the relative powers, rights and preferences of the Series G Preferred Stock and Series H Preferred Stock vis-a-vis the other shall be as set forth herein and in the Series H Designation.

          (b) The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any warrants, rights or options or other securities exercisable or exchangeable for or convertible into any of the Junior Securities, Parity Securities and Senior Securities, as the case may be.

          (c) The Series G Preferred Stock shall be subject to the creation of Junior Securities and Parity Securities and, to the extent permitted by
Section 9(d), Senior Securities.

          4. Dividends. (a) On July __, 2000, the Corporation shall pay the holders of the Series G Preferred Stock, on a pro rata basis based upon their holdings of Series G Preferred Stock, a regularly scheduled cash dividend in the aggregate amount of $4,040,889. In addition, the holders of shares of Series G Preferred Stock shall be entitled to receive with respect to each share of Series G Preferred Stock, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends per annum equal to $55.814 per share in cash (the "Preferred Dividend"). Preferred Dividends shall accrue and shall be cumulative whether or not declared from the Issue Date and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (unless such day is not a Business Day, in which event such dividends shall be payable on the next succeeding Business Day) (each such date being a "Dividend Payment Date" and each such quarterly period being a "Dividend Period"), commencing on September 30, 2000. Each such dividend shall be payable to the holders of record of shares of the Series G Preferred Stock as they appear on the stock register of the Corporation at the close of business on the corresponding Record Date. As used herein, the term "Record Date" means, with respect to the dividend payable on March 31, June 30, September 30 and December 31, respectively, of each year, the preceding March 15, June 15, September 15 and December 15, or such other date, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed as the record date by the Board of Directors.

          (b) The amount of Preferred Dividends payable for each full Dividend Period for each outstanding share of Series G Preferred Stock shall be computed by dividing $55.814 by four. The amount of Preferred Dividends payable on the initial Dividend Payment Date, or in respect of any period shorter or longer than a full Dividend Period, on the Series G Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. No interest, or sum or money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series G Preferred Stock that may be in arrears.

          (c) Accrued and unpaid Special Amounts for any past Dividend Periods may be declared and paid on any subsequent Dividend Payment Date, to holders of record on the corresponding Record Date.

          (d) So long as any shares of the Series G Preferred Stock are outstanding, no dividend, except as described in the last sentence of
Section 4(e) below and except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any Parity Securities, nor shall any Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Parity Securities or Junior Securities), unless in each case all Special Amounts have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series G Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on, or the date of redemption, purchase, or acquisition for consideration of, such Parity Securities. When Special Amounts are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all Special Amounts and additional amounts declared upon shares of the Series G Preferred Stock and all dividends and additional amounts declared upon any other Parity Securities shall be declared ratably in proportion to the respective amounts of Special Amounts and additional amounts accumulated and unpaid on the Series G Preferred Stock and dividends and additional amounts accumulated and unpaid on such Parity Securities.

          (e) So long as any shares of the Series G Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment and no other distribution shall be declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (any such dividend, distribution, redemption, purchase or acquisition being hereinafter referred to as a "Junior Securities Distribution") for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities), unless in each case (i) all Special Amounts and additional amounts on all outstanding shares of the Series G Preferred Stock and accrued and unpaid dividends and additional amounts on any other Parity Securities shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series G Preferred Stock and all past dividend periods with respect to such Parity Securities and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series G Preferred Stock and the current dividend period with respect to such Parity Securities. Notwithstanding anything in this Certificate of Designation to the contrary, the Corporation may declare and pay dividends on Parity Stock which are payable solely in additional shares of, or by the increase in the liquidation value of, Parity Stock or on Junior Stock which are payable in additional shares of, or by the increase in the liquidation value of, Junior Stock, as applicable, or repurchase, redeem or otherwise acquire Junior Stock in exchange for Junior Stock, and Parity Stock in exchange for Parity Stock or Junior Stock.

          (f) So long as any shares of Series G Preferred Stock are outstanding, if the Corporation pays a dividend in cash, securities or other property on the Common Stock (other than as described in the last sentence of Section 4(e)) then at the same time the Corporation shall declare and pay a dividend on each share of Series G Preferred Stock in an amount equal to the Series G Per Share Participation Amount. The "Series G Per Share Participation Amount" means, as at any date, 37.5% of the amount of dividends that would be paid with respect to the Series G Preferred Stock and Series H Preferred Stock taken together if converted into Common Stock on the date established as the record date with respect to such dividend on the Common Stock divided by the number of shares of Series G Preferred Stock then outstanding.

          5. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Senior Securities, and before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the shares of Series G Preferred Stock and Series H Preferred Stock taken together shall be entitled to receive an amount in cash equal to the greater of (x) the aggregate Liquidation Preferences (as set forth herein and in the Series H Designation) of the shares of Series G Preferred Stock and Series H Preferred Stock as of the date of liquidation, or (y) the aggregate amount that would have been received with respect to the shares of Series G Preferred Stock and Series H Preferred Stock if such stock had been converted to Common Stock immediately prior to such liquidation, dissolution or winding-up. If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds thereof, shall be insufficient to pay in full the aforesaid amounts under clause (x) of the preceding sentence and liquidating payments on all Parity Securities, then such assets, or proceeds thereof, shall (i) be distributed among the shares of Series G Preferred Stock and the Series H Preferred Stock taken together and all such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full and (ii) the amount distributable under clause (i) to the Series G Preferred Stock and Series H Preferred Stock taken together, shall first be distributed to the Series G Preferred Stock until it has received an amount equal to the aggregate Preference Amounts of all Series G Preferred Stock outstanding as of the date of liquidation and thereafter 37.5% to the Series G Preferred Stock and 62.5% to the Series H Preferred Stock. If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable to the Series G Preferred Stock and Series H Preferred Stock taken together shall be sufficient to pay in full the aforesaid amounts under clause (x) of the first sentence of this subsection 5(a) then such amount shall first be distributed to the Series G Preferred Stock until it has received an amount equal to the aggregate Preference Amounts of all Series G Preferred Stock outstanding as of the date of liquidation and thereafter 37.5% to the Series G Preferred Stock and 62.5% to the Series H Preferred Stock. Any amounts distributed with respect to the Series G Preferred Stock pursuant to this paragraph 5(a) shall be allocated pro rata among the shares of Series G Preferred Stock. For the purposes of this paragraph 5, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

          (b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the Series G Preferred Stock and the Series H Preferred Stock taken together, as provided in this paragraph 5, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series G Preferred Stock, Series H Preferred Stock and any Parity Securities shall not be entitled to share therein.

          6. Redemption. (a) The Series G Preferred Stock shall not be redeemable by the Corporation prior to the later of (i) the fifth anniversary of the Issue Date and (ii) the date on which the Corporation has redeemed indefeasibly or defeased in full its obligations in respect of its 12-1/2% Senior Notes due April 15, 2006 or defeased the covenants applicable thereto in accordance with their terms (the "Redemption Trigger Date"). On and after the Redemption Trigger Date, to the extent the Corporation shall have funds legally available for such payment, and subject to the rights of the holders pursuant to Section 8 hereof, the Corporation may redeem at its option shares of Series G Preferred Stock, at any time in whole or from time to time in part, at a redemption price per share equal to the Liquidation Preference as of the date fixed for redemption, without interest; provided that the Corporation shall only be entitled to redeem shares of the Series G Preferred Stock if shares of the Series H Preferred Stock are also redeemed on a proportional basis based on the percentage of each series of shares outstanding at such time.

          (b) To the extent the Corporation shall have funds legally available therefor, during the 180-day period commencing on the tenth anniversary of the Issue Date, the holders of the Series G Preferred Stock shall have the right to cause the Corporation to redeem at any time in whole or from time to time in part outstanding shares of Series G Preferred Stock, if any, at a redemption price per share in cash equal to the Liquidation Preference, without interest; provided that upon any such election the Corporation shall be required to redeem a proportional amount of the Series H Preferred Stock.

          (c) Shares of Series G Preferred Stock which have been issued and reacquired by the Corporation in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) be retired and have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided that no such issued and reacquired shares of Series G Preferred Stock shall be reissued or sold as Series G Preferred Stock.

          (d) If the Corporation is unable or shall fail to discharge its obligation to redeem outstanding shares of Series G Preferred Stock pursuant to paragraph 6(b) (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and so long as any Mandatory Redemption Obligation with respect to the Series G Preferred Stock shall not be fully discharged, the Corporation shall not (i) directly or indirectly, redeem, purchase, or otherwise acquire any Parity Security or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Securities or (ii) declare or make any Junior Securities Distribution, or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Junior Securities.

          7. Procedure for Redemption. (a) In the event that fewer than all the outstanding shares of Series G Preferred Stock are to be redeemed, in the case of Section 6(a), the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected pro rata (with any fractional shares being rounded to the nearest whole shares). Notwithstanding anything in Section 6 to the contrary, the Corporation shall only redeem shares of Series G Preferred Stock pursuant to Section 6(a) or 6(b) on a proportional basis based on the percentage of each series of shares outstanding at such time.

          (b) In the event the Corporation shall redeem shares of Series G Preferred Stock pursuant to Section 6(a), notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Series G Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series G Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

          (c) Notice having been mailed as aforesaid, if applicable, from and after the redemption date, dividends on the shares of Series G Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price and except the right to convert shares so called for redemption prior to the close of business on the date immediately preceding the date fixed for such redemption) shall cease. Upon surrender in accordance with said notice, if applicable, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          8. Conversion. (a) (i) Subject to the provisions of this Section 8, the holders of shares of Series G Preferred Stock shall have the right, at any time in whole and from time to time in part, at such holders' option, to convert any or all outstanding shares (and fractional shares) of Series G Preferred Stock held by such holders into fully paid and non-assessable shares of Class A Common Stock; provided that upon the exercise by any holder of Series G Preferred Stock of this conversion option, a proportional amount, based on the percentage of each series of shares outstanding, of the Series H Preferred Stock shall automatically convert in accordance with the terms of the Series H Designation. At any time and from time to time the outstanding shares of Series G Preferred Stock and Series H Preferred Stock taken together shall be convertible into a number of shares of Class A Common Stock (the "Aggregate Conversion Shares") equal to the aggregate Liquidation Preferences of the shares of the Series G Preferred Stock and the Series H Preferred Stock as set forth herein and in the Series H Designation as of the date of conversion divided by $31.625, subject to adjustment from time to time pursuant to paragraph 8(g) hereof (the "Conversion Price"). The Series G Preferred Stock outstanding as at any date shall be convertible into a number of shares of Class A Common Stock (the "Aggregate Series G Conversion Shares") equal to the sum of (A) the aggregate Preference Amounts with respect to all outstanding shares of Series G Preferred Stock divided by the Net Realizable FMV of a share of Class A Common Stock at the time of conversion plus (B) .375 times the excess, if any, of the Aggregate Conversion Shares over the number determined pursuant to clause (A). Each share of Series G Preferred Stock being converted shall convert into a number of shares of Class A Common Stock equal to the Aggregate Series G Conversion Shares divided by the number of shares of Series G Preferred Stock then outstanding. Notwithstanding any call for redemption pursuant to Section 6(a), the right to convert shares so called for redemption shall terminate at the close of business on the date immediately preceding the date fixed for such redemption unless the Corporation shall default in making payment of the amount payable upon such redemption.

               (ii) In the case of any partial conversion of Series G Preferred Stock by the holders thereof, selection of the Series H Preferred Stock for automatic conversion will be made by the Corporation in compliance with the requirements of the principal national securities exchange, if any, on which the Series H Preferred Stock is listed, or if the Series H Preferred Stock is not listed on a national securities exchange, on a pro rata basis, by lot or such other method as the Corporation, in its sole discretion, shall deem fair and appropriate; provided, however, that the Corporation may redeem all the shares held by holders of fewer than 5 shares of Series H Preferred Stock (or all of the shares held by the holders who would hold less than 5 shares of Series H Preferred Stock as a result of such redemption) as may be determined by the Corporation.

          (b) (i) In order to exercise the conversion privilege, the holder of the shares of Series G Preferred Stock to be converted shall surrender the certificate representing such shares at the principal executive offices of the Corporation, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series G Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney, and an amount sufficient to pay any transfer or similar tax.

               (ii) As promptly as practicable after the surrender by the holder of the certificates for shares of Series G Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, (x) a certificate or certificates for the whole number of shares of Class A Common Stock issuable upon the conversion of such shares in accordance with the provisions of this paragraph 8, (y) any cash adjustment required pursuant to Section 8(f), and (z) in the event of a conversion in part, a certificate or certificates for the whole number of shares of Series G Preferred Stock not being so converted.

               (iii) Each conversion of shares of Series G Preferred Stock pursuant to paragraph 8(a) shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series G Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Class A Common Stock represented thereby at such time on such date and such conversion shall be into a number of whole shares of Class A Common Stock in respect of the shares of Series G Preferred Stock being converted as determined in accordance with this Section 8 at such time on such date. All shares of Class A Common Stock delivered upon conversion of the Series G Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing the shares of Series G Preferred Stock to be converted, the shares to be so converted shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Class A Common Stock and other amounts payable pursuant to this paragraph 8 and a certificate or certificates representing the shares of Series G Preferred Stock not converted.

          (c) (i) Upon delivery to the Corporation by a holder of shares of Series G Preferred Stock of a notice of election to convert, the right of the Corporation to redeem such shares of Series G Preferred Stock shall terminate, regardless of whether a notice of redemption has been mailed as aforesaid.

               (ii) If a holder of Series G Preferred Stock delivers to the Corporation a certificate therefor and a notice of election to convert, the Series G Preferred Stock to be converted shall cease to accrue dividends pursuant to paragraph 4 but shall continue to be entitled to receive pro rata dividends for the period from the last Dividend Payment Date to the date of delivery of the notice of election to convert in preference to and in priority over any dividends on any Junior Securities.

               (iii) Except as provided above and in paragraph 8(g), the Corporation shall make no payment or adjustment for accrued and unpaid dividends on shares of Series G Preferred Stock, whether or not in arrears, on conversion of such shares or for dividends theretofore paid on the shares of Class A Common Stock.

          (d) (i) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Class A Common Stock as shall be required for the purpose of effecting conversions of the Series G Preferred Stock.

               (ii) Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series G Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations which require action to be taken by the Corporation.

          (e) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock on conversion of the Series G Preferred Stock pursuant hereto; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock in a name other than that of the holder of the Series G Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (f) In connection with the conversion of any shares of Series G Preferred Stock, no fractions of shares of Class A Common Stock shall be required to be issued to the holder of such shares of Series G Preferred Stock, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price per share of Class A Common Stock on the business day next preceding the business day on which such shares of Series G Preferred Stock are deemed to have been converted.

          (g) (i) In case the Corporation shall at any time after the Issue Date (A) declare a dividend or make a distribution on Common Stock payable in Common Stock (other than dividends or distributions payable to holders of the Series G Preferred Stock including dividends paid as contemplated by
Section 4(f)), (B) subdivide or split the outstanding Common Stock, (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, (D) issue any shares of its Capital Stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), or (E) consolidate with, or merge with or into, any other person, the Conversion Price in effect at the time of the record date for such dividend or distribution or on the effective date of such subdivision, split, combination, consolidation, merger or reclassification shall be adjusted so that the conversion of the Series G Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Corporation (or other securities into which such shares of Common Stock have been converted, exchanged, combined, consolidated, merged or reclassified pursuant to clause 8(g)(i)(C), 8(g)(i)(D) or 8(g)(i)(E) above) which, if the Series G Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger or reclassification. Such adjustment shall be made successively whenever an event listed above shall occur.

               (ii) In case the Corporation shall issue or sell any Common Stock (or rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Common Stock), other than shares of Common Stock issued pursuant to the Merger Agreement, without consideration or for a consideration per share (or having a conversion, exchange or exercise price per share) less than the Current Market Price on the date of such issuance (or, in the case of convertible or exchangeable or exercisable securities, less than the Current Market Price as of the date of issuance of the rights, options, warrants or other securities in respect of which shares of Common Stock were issued) then, and in each such case, the Conversion Price shall be reduced to an amount determined by multiplying (A) the Conversion Price in effect on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the sum of
(1) the number of shares of Common Stock outstanding immediately prior to such sale or issuance multiplied by the then applicable Current Market Price (such Current Market Price, the "Adjustment Price") and (2) the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued (or into or for which the rights, options, warrants or other securities are convertible, exercisable or exchangeable), and the denominator of which shall be the sum of (x) the total number of shares of Common Stock outstanding immediately prior to such sale or issue and (y) the number of additional shares of Common Stock issued (or into or for which the rights, options, warrants or other securities may be converted, exercised or exchanged), multiplied by the Adjustment Price. In case any portion of the consideration to be received by the Corporation shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined in good faith by the Board of Directors. Notwithstanding anything herein to the contrary, no adjustment in the Conversion Price shall be made under this clause 8(g)(ii): (a) to the extent the holders of Series G Preferred Stock participate in any such distribution in accordance with Section 4(f) hereof and (b) to the extent the holders of Series G Preferred Stock participate in any such distribution by way of an adjustment to the Conversion Price pursuant to Section 8(g)(i) hereof.

               (iii) In case the Corporation shall fix a record date for the issuance on a pro rata basis of rights, options or warrants to the holders of its Common Stock or other securities entitling such holders to subscribe for or purchase shares of Common Stock (or securities convertible into or exercisable or exchangeable for shares of Common Stock) at a price per share of Common Stock (or having a conversion, exercise or exchange price per share of Common Stock, in the case of a security convertible into, or exerciseable or exchangeable for, shares of Common Stock) less than the Current Market Price on such record date, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Conversion Price shall be adjusted pursuant to paragraph 8(g)(ii) hereof, as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration payable by the holders of such rights, options, warrants or other securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph 8(g)(ii) hereof. Such adjustment shall be made successively whenever such record date is fixed; and in the event that such rights, options or warrants are not so issued or expire in whole or in part unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this paragraph 8(g)), the Conversion Price shall again be adjusted as follows: (A) in the event that all of such rights, options or warrants expire unexercised, the Conversion Price shall be the Conversion Price that would then be in effect if such record date had not been fixed; (B) in the event that less than all of such rights, options or warrants expire unexercised, the Conversion Price shall be adjusted pursuant to paragraph 8(g)(ii) to reflect the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants that remain outstanding (without taking into effect shares of Common Stock issuable upon exercise of rights, options or warrants that have lapsed or expired); and (C) in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled, the Conversion Price shall be adjusted to reflect the Conversion Price which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock. Notwithstanding anything herein to the contrary, no further adjustment to the Conversion Price shall be made upon the issuance or sale of Common Stock upon the exercise of any rights, options or warrants to subscribe for or purchase Common Stock, if any adjustment in the Conversion Price was made or required to be made upon the record date for the issuance or sale of such rights, options or warrants under this clause 8(g)(iii). Notwithstanding anything herein to the contrary, no adjustment in the Conversion Price shall be made under this clause 8(g)(iii) to the extent the holders of Series G Preferred Stock participate in any such distribution in accordance with Section 4(f) hereof.

               (iv) (X) In case the Corporation shall fix a record date for the making of a distribution (other than distributions paid exclusively in cash under subparagraph (iv)(Y) below) to all holders of any class of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of indebtedness, assets or other property, the Conversion Price to be in effect after such record date shall be determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, (A) the numerator of which shall be the Conversion Price immediately prior to such distributions less the fair market value (determined as set forth in paragraph 8(g)(ii) hereof) of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one share of Common Stock and (B) the denominator of which shall be the Conversion Price immediately prior to such distributions. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed.

          (Y) An adjustment to the Conversion Price also shall be made in respect of dividends and distributions paid exclusively in cash to all holders of any class of Common Stock (excluding any dividend or distribution in connection with the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and any cash that is distributed upon a merger, consolidation or other transaction for which an adjustment pursuant to paragraph 8(g)(i) is made) where the sum of (1) all such cash dividends and distributions made within the preceding 12 months in respect of which no adjustment has been made and (2) any cash and the fair market value (determined as set forth in paragraph 8(g)(ii) hereof) of other consideration paid in respect of any repurchases of Common Stock by the Corporation or any of its subsidiaries within the preceding 12 months in respect of which no adjustment has been made, exceeds 2% of the Corporation's market capitalization (being the product of the then Current Market Price of the Common Stock times the aggregate number of shares of Common Stock then outstanding on the record date for such distribution). The Conversion Price to be in effect after such adjustment shall be determined by subtracting from the Conversion Price in effect prior to such adjustment an amount equal to the quotient of (A) the sum of clause (1) and clause (2) above and (B) the number of shares of Common Stock outstanding on the date such adjustment is to be determined.

          (Z) Notwithstanding anything herein to the contrary, no adjustment in the Conversion Price shall be made under this clause 8(g)(iv): (a) to the extent the holders of Series G Preferred Stock participate in any such distribution in accordance with Section 4(f) hereof and (b) to the extent the holders of Series G Preferred Stock participate in any such distribution by way of an adjustment to the Conversion Price pursuant to Section 8(g)(i) hereof.

               (v) No adjustment to the Conversion Price pursuant to (a) paragraphs 8(g)(ii), 8(g)(iii) or 8(g)(iv) above shall be required unless such adjustment would require an increase or decrease of at least $.25 in the Conversion Price or (b) paragraph 8(g)(ii) above shall be required with respect to rights, options, warrants or other securities outstanding on the Issue Date or issued pursuant to the Company's employee benefit plans in effect on the Issue Date or reserved for issuance thereunder as of the Issue Date or stock options granted after the Issue Date pursuant to any stock option plans adopted by the Board of Directors so long as such options have an exercise price not less than the Market Price on the day preceding such grant; provided, however, that any adjustments which by reason of paragraph 8(g)(v)(a) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 8(g) shall be made to the nearest four decimal points.

               (vi) In the event that, at any time as a result of the provisions of this paragraph 8(g), a holder of Series G Preferred Stock upon subsequent conversion shall become entitled to receive any shares of Capital Stock of the Corporation other than Common Stock, the number of such other shares so receivable upon conversion of Series G Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

               (vii) If, as a result of the operation of paragraphs 8(g)(ii), 8(g)(iii) or 8(g)(iv) above and corresponding provisions in the Series H Designation, the cumulative number of shares of Class A Common Stock issued or issuable upon conversion of the Series G Preferred Stock and Series H Preferred Stock, after giving effect to (x) the adjustments described in such paragraphs and corresponding provisions in the Series H Designation and (y) all prior conversions of the Series G Preferred Stock and Series H Preferred Stock, would equal or exceed a number (the "Threshold Number") equal to 20% of the outstanding shares of Class A Common Stock as of the Issue Date and if the Company receives a written opinion of its outside counsel that the issuance of such shares in excess of the Threshold Number would violate the rules of the Nasdaq National Market or any other exchange on which the Class A Common Stock is then quoted or traded, then until and unless the Corporation obtains the approval of its common stockholders for the issuance of any such shares of Class A Common Stock in excess of the Threshold Number, the holders shall only be entitled to exercise their conversion rights with respect to a maximum number of Series G and Series H Preferred Stock that would not result in an amount of shares of Class A Common Stock being issued in excess of the Threshold Number, but in any case, the Conversion Price shall be adjusted as provided in such paragraphs. If, as a result of the operation of the preceding sentence, the conversion rights of the holders of Series G Preferred Stock are limited by operation thereof because appropriate stockholder approval has not been obtained, the Corporation agrees for the benefit of the holders of Series G Preferred Stock and Series H Preferred Stock to use its reasonable best efforts to seek, as promptly as reasonably practicable, the requisite approval of its common stockholders (and shall seek such approval as often as necessary to obtain such approval), and will recommend to its stockholders that they vote in favor of a resolution providing for such approval, for the amount of shares of Class A Common Stock that would be issued or issuable upon conversion in full of all outstanding Series G and Series H Preferred Stock. Notwithstanding anything to the contrary set forth above, the holders of Series G Preferred Stock and Series H Preferred Stock shall be entitled to exercise such holders' conversion rights in full (after giving effect to any and all anti-dilution adjustments resulting from operation of paragraphs 8(g)(ii), 8(g)(iii) or 8(g)(iv)) in connection with any merger, consolidation or other transaction in which such Series G Preferred Stock, Series H Preferred Stock or Class A Common Stock is being converted into or exchanged for cash, securities or other property in connection with such merger, consolidation or other transaction. In the event that the Corporation elects to redeem the shares of Series G Preferred Stock and Series H Preferred Stock at a time when the holders' right to convert such shares into Class A Common Stock is limited as provided in this paragraph
(g), and such holders seek to exercise such conversion rights prior to the date fixed for redemption in accordance with this Section 8 (the "Redemption Date"), then if the total number of shares of Class A Common Stock issued or issuable upon conversion of such shares, after giving effect to any adjustments provided under the first sentence of this section (the "Cumulative Number"), would exceed the Threshold Number, the holders shall be entitled to convert such number of shares of Series G Preferred Stock and Series H Preferred Stock into a number of shares of Class A Common Stock up to the Threshold Number, and with respect to the balance of such shares, the Corporation shall cancel such shares and shall pay the holders in lieu thereof an amount in cash equal to (a)(i) the Cumulative Number minus (ii) the Threshold Number multiplied by (b) the Market Price per share of Class A Common Stock on the business day next preceding the business day which is deemed the Redemption Date.

          (h) All adjustments pursuant to this paragraph 8 shall be notified to the holders of the Series G Preferred Stock and such notice shall be accompanied by a schedule of computations of the adjustments.

          9. Voting Rights. (a) The holders of record of shares of Series G Preferred Stock shall be entitled to vote on an as-converted basis (calculated in accordance with Section 8(a) as of the close of trading on the last trading day of the most recently ended fiscal quarter of the Corporation) with the Class A Common Stock as a single class on all matters presented to the holders of the Class A Common Stock for vote, except as hereinafter provided in this Section 9 or as otherwise provided by law. So long as the provisions of (I) Section 9(b)(i) hereof entitle the holders of Series G Preferred Stock to designate the Series G Designee (as defined below) or (II) Section 9(b)(i) of the Series C Designation entitle the holders of Series C Preferred Stock to designate the Series C Designee (as defined in the Series C Designation), the holders of Series G Preferred Stock shall not be entitled to vote as to the election of other directors of the Corporation.

          (b) (i) So long as the holders of the outstanding shares of Series C Preferred Stock are entitled, under Section 9(b)(i) of the Series C Designation, to designate the Series C Designee to the Board of Directors, the holders of the outstanding shares of Series G Preferred Stock shall not be entitled to designate any directors for election to the Board of Directors. Subject to the provisions of this Section 9, from and after the date the holders of the outstanding shares of Series C Preferred Stock are no longer entitled to designate the Series C Designee, the holders of the outstanding shares of Series G Preferred Stock shall be entitled to designate one director (the "Series G Designee") for election to the Board of Directors and such holders shall have the exclusive right to vote for the election of such designee to the Board of Directors. The foregoing right to designate and elect the Series G Designee shall cease immediately upon less than 40% of the aggregate number of shares of Series C Preferred Stock issued on the original date of issuance of the Series C Preferred Stock, Series D Preferred Stock issued on the original date of issuance of the Series D Preferred Stock, Series G Preferred Stock issued on the Issue Date and Series H Preferred Stock issued on the original date of issuance of the Series H Preferred Stock (such aggregate number of shares of Series C Preferred Stock, Series D Preferred Stock, Series G Preferred Stock and Series H Preferred Stock being referred to herein as the "Total Preferred Shares") being outstanding, whereupon the total number of directors then constituting the whole Board of Directors shall automatically be decreased by one, and the term of office of the Series G Designee shall terminate. For so long as, and only for so long as, (i) less than 40% of the Total Preferred Shares are outstanding, (ii) no shares of Series C Preferred Stock issued on the original date of issuance of the Series C Preferred Stock are outstanding, and (iii) any shares of Series G Preferred Stock issued on the Issue Date are outstanding, the holders of the outstanding shares of the Series G Preferred Stock shall be entitled to designate one board observer (the "Series G Board Observer"). The foregoing right to designate the Series G Observer shall cease, and the observation rights of the Series G Board Observer shall automatically terminate, immediately upon there being no outstanding shares of Series G Preferred Stock. The Series G Designee may be removed with or without cause by the holders of the shares of Series G Preferred Stock, and such holders shall have the right to designate and elect a successor to any such removed Series G Designee. The "Series G Board Observer" means a person who shall not be a member of the Board of Directors and who shall have the rights as agreed to with the Corporation, provided that such rights shall satisfy the requirement of contractual management rights for purposes of the Department of Labor's "plan assets" regulation.

          (ii) If and whenever six quarterly dividends payable on the Series G Preferred Stock have not been paid in full or if the Corporation shall have failed to discharge its Mandatory Redemption Obligation hereunder or the Corporation shall have failed to comply with Section 9(d) hereof, the total number of directors then constituting the whole Board of Directors automatically shall be increased by one and the holders of outstanding shares of Series G Preferred Stock shall be entitled to elect one additional director to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series G Preferred Stock called as hereinafter provided. Whenever all arrears in dividends and Special Amounts on the Series G Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, or the Company shall have fulfilled its Mandatory Redemption Obligation hereunder, then the right of the holders of outstanding shares of Series G Preferred Stock to elect such additional director shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearage in six quarterly dividends or failure to fulfill any Mandatory Redemption Obligation hereunder), and the term of office of any person elected as director by the holders of outstanding shares of Series G Preferred Stock pursuant to this subparagraph (b)(ii) shall forthwith terminate and the total number of directors then constituting the whole Board of Directors automatically shall be reduced by one. At any time after voting power to elect one additional director shall have become vested and be continuing in the holders of outstanding shares of Series G Preferred Stock pursuant to this subparagraph (b)(ii), or if a vacancy shall exist in the office of a director elected by the holders of outstanding shares of Series G Preferred Stock pursuant to this subparagraph (b)(ii), a proper officer of the Corporation may, and upon the written request of the holders of record of at least twenty-five percent (25%) of the shares of Series G Preferred Stock then outstanding addressed to the Secretary of the Corporation shall, call a special meeting of the holders of Series G Preferred Stock, for the purpose of electing the one additional director which such holders are entitled to elect pursuant to this subparagraph
(b)(ii). If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the Secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the holders of record of at least twenty-five percent (25%) of the outstanding shares of Series G Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the person so designated upon the notice required for the annual meeting of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any holder of Series G Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof. Notwithstanding the foregoing, so long as the holders of the Series C Preferred Stock are entitled, collectively, to elect a director pursuant to
Section 9(b)(ii) of the Series C Designation, the holders of the Series G Preferred Stock shall not be entitled to elect any directors under this
Section 9(b)(ii).

          (c) Without the written consent of holders of a majority of the outstanding shares of Series G Preferred Stock or the affirmative vote of holders of a majority of the outstanding shares of Series G Preferred Stock at a meeting of the holders of Series G Preferred Stock called for such purpose, the Corporation will not amend, alter or repeal any provision of the Restated Certificate of Incorporation or this Certificate of Designation so as to adversely affect the preferences, rights or powers of the Series G Preferred Stock or to authorize the issuance of, or to issue any, additional shares of Series G Preferred Stock; provided that any such amendment that changes any dividend or other amount payable on or the liquidation preference of the Series G Preferred Stock shall require the written consent of holders of two-thirds of the outstanding shares of Series G Preferred Stock or the affirmative vote of holders of two-thirds of the outstanding shares of Series G Preferred Stock at a meeting of the holders of Series G Preferred Stock called for such purpose.

          (d) Without the written consent of holders of a majority of the outstanding shares of Series G Preferred Stock or the affirmative vote of holders of a majority of the outstanding shares of Series G Preferred Stock at a meeting of such holders called for such purpose, the Corporation will not create, authorize or issue any (i) Parity Securities or (ii) Senior Securities except Senior Securities issued in accordance with paragraph
(f)(ii) of the Certificate of Designation for the Senior Exchangeable Redeemable Preferred Shares as in effect on December 3, 1999.

          (e) Subject to the provisions of Sections 8 and 10 hereof, the Corporation may, without the consent of any holder of Series G Preferred Stock, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets as an entirety to, any Person, provided that: (1) the successor, transferee or lessee (if not the Corporation) is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and the Series G Preferred Stock shall be converted into or exchanged for and shall become shares of, or interests in, such successor, transferee or lessee, having in respect of such successor, transferee, or lessee substantially the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, that the Series G Preferred Stock has immediately prior to such transaction; and (2) the Corporation delivers to the transfer agent an officers' certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease complies with this Certificate of Designation. In the event of any consolidation or merger or conveyance, transfer or lease of all or substantially all of the assets of the Corporation that is permitted pursuant to this paragraph (e), the successor resulting from such consolidation or into which the Corporation is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Corporation with respect to the Series G Preferred Stock (or the shares or interests into, or for which, the Series G Preferred Stock is converted or exchanged), and thereafter, except in the case of a lease, the predecessor (if still in existence) shall be released from its obligations and covenants with respect to the Series G Preferred Stock.

          (f) In exercising the voting rights set forth in this paragraph 9, each share of Series G Preferred Stock shall have one vote for each share of Class A Common Stock into which such share is convertible, calculated in accordance with Section 8(a) hereof. Except as otherwise required by applicable law or as set forth herein, the shares of Series G Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

          10. Change of Control. (a) Within thirty days of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall notify the holders of the Series G Preferred Stock of such occurrence and shall be required to make an offer (the "Offer to Purchase") to each holder of shares of Series G Preferred Stock (subject to the rights of the holders pursuant to Section 8 hereof) to repurchase such holder's shares of Series G Preferred Stock, or such portion thereof as may be determined by such holder, at a price per share in cash equal to 101% of the Liquidation Preference plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the last Dividend Payment Date through such date); provided that if any holders of Series G Preferred Stock tender their shares pursuant to the Offer to Purchase, the Corporation shall be required to purchase a proportional amount of the Series H Preferred Stock.

          (b) The Offer to Purchase must take place on a Business Day (the "Change of Control Payment Date") not later than 30 days following the Change of Control Date. On the Change of Control Payment Date, the Corporation shall (A) accept for payment the Series G Preferred Stock validly tendered pursuant to the Offer to Purchase, (B) pay to the holders of shares so accepted the purchase price therefor in cash and (C) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the Series G Preferred Stock tendered pursuant to the Offer to Purchase, dividends will cease to accrue with respect to the Series G Preferred Stock tendered and all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor.

          (c) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Series G Preferred Stock in connection with an Offer to Purchase.

          (d) Notwithstanding anything to the contrary contained in this
Section 10, the Company will not repurchase or redeem any such stock pursuant to this Section 10 until it has repurchased or repaid all outstanding debt obligations pursuant to rights triggered pursuant to the terms thereof resulting from the Change of Control in question.

          11. Reports. So long as any of the Series G Preferred Stock is outstanding, in the event the Corporation is not required to file quarterly and annual financial reports with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, the Corporation will furnish the holders of the Series G Preferred Stock with reports containing the same information as would be required in such reports.

          12. General Provisions. (a) The term "person" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

          (b) The term "outstanding", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary of the Corporation.

          (c) The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

          IN WITNESS WHEREOF, said NEXTLINK Communications, Inc. has caused this Certificate of Designation to be signed by Gary D. Begeman, its Senior Vice President and Secretary this __ day of July, 2000.


                                          NEXTLINK COMMUNICATIONS, INC.


                                          By:
                                             ------------------------------
                                             Name:  Gary D. Begeman
                                             Title: Senior Vice President
                                                    and Secretary